EXHIBIT NO. 21.1
SUBSIDIARIES OF FIRST TRINITY FINANCIAL CORPORATION
AN OKLAHOMA CORPORATION

State of
Company Name	Incorporation	Ownership

First Trinity Capital Corporation	Oklahoma	100% Direct

Southern Insurance Services, LLC	Mississippi	100% Indirect

Trinity Life Insurance Company	Oklahoma	100% Direct